Exhibit 99.1

TRIQUINT UPDATES Q1 2010 GUIDANCE

HILLSBORO, OREGON (USA) – March 18, 2010 - TriQuint Semiconductor, Inc (NASDAQ: TQNT) a leading RF front-end product manufacturer and foundry services provider, updated its Q1 2010 guidance and now expects revenue on the high end of previous guidance of $175 million, which represents over 47% year-on-year growth. A tax credit of about $1 million will be recorded, and non-GAAP earnings per share is expected to increase from previous guidance of $0.08 - $0.10 per share to approximately $0.11 per share for the quarter ending April 3, 2010. Ralph Quinsey, TriQuint’s President and Chief Executive Officer, announced this update at its annual Investor and Analyst Day in New York today. Following Quinsey’s overview, several members of the executive team are outlining TriQuint market strategies and operational initiatives; these presentations are being webcast and the audio will be archived and accessible from the Events tab of TriQuint’s investor website.

FACTS ABOUT TRIQUINT

Founded in 1985, we “Connect the Digital World to the Global Network”® by supplying high-performance RF modules, components and foundry services to the world’s leading communications companies. Specifically, TriQuint supplies products to four out of the top five mobile phone manufacturers, and is a leading gallium arsenide (GaAs) supplier to major defense and space contractors. TriQuint creates standard and custom products using advanced processes that include gallium arsenide, surface acoustic wave (SAW) and bulk acoustic wave (BAW) technologies to serve diverse markets including wireless handsets, laptops, GPS/PND, base stations, broadband communications and military. TriQuint is also the lead researcher in a multi-year DARPA program to develop advanced gallium nitride (GaN) amplifiers. TriQuint, as named by Strategy Analytics1, is the number-three worldwide leader in GaAs devices and the world’s largest commercial GaAs foundry. TriQuint has ISO9001 certified manufacturing facilities in Oregon, Texas, and Florida and a production plant in Costa Rica; design centers are located in North America and Germany. Visit TriQuint at www.triquint.com/rf to receive new product information and to register for our newsletters.

[1]	Announced February 2009 and May 2009, respectively.